OMB APPROVAL
                                         -----------------------------
                                                  OMB Number 3235-0104
                                            Expires: December 31, 2001
                                              Estimated average burden
                                        hours per response ....... 0.5
                                        ------------------------------


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



======================================================================
1. Name and Address of Reporting Person


   Charney              Norman
----------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    3737 Grader Street, Suite 110
----------------------------------------------------------------------
                                    (Street)

   Garland                 TX                   75041
----------------------------------------------------------------------
   (City)               (State)                 (Zip)


======================================================================

2. Date of Event Requiring Statement (Month/Day/Year)

   11/10/1999

======================================================================

3. IRS Identification Number of Reporting Person, if an entity (voluntary)


======================================================================

4. Issuer Name and Ticker or Trading Symbol


   ASD Systems, Inc. (ASDS)
======================================================================

5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [ X ]   Director                     [ X ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)

           Chairman of the Board, President and CEO
         ----------------------------------------------
=====================================================================

6. If Amendment, Date of Original (Month/Day/Year)

   N/A

=====================================================================

7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

======================================================================

-----------------------------------------------------------------------




=================================================================================================================================
Table I -- Non-Derivative Securities Beneficially Owned
=================================================================================================================================

                                            2.                       3.
1.                                          Amount of Securities     Ownership Form
Title of Security                           Beneficially Owned       Direct (D) or        4.
(Instr. 4)                                 (Instr. 4)                Indirect (I)         Nature of Indirect Beneficial Ownership
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.0001                  300,000                     I             (1)
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.0001                1,800,000                     I             (2)
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.0001                3,600,000                     I             (3)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  5(b)(v).



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or Indirect (I)    Ownership
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================


Explanation of Responses:

(1) Represents shares owned directly by ASD Partners, Ltd., a Texas limited partnership, of which ASD Partners GP, Inc. is the sole general partner (the "General Partner"). The Reporting Person owns 100% of the capital stock of the General Partner and, as such, has the right to direct the vote and the disposition of the securities reported herein.

(2) Represents securities held by ASD Partners, Ltd., a Texas limited partnership, of which the Reporting Person and his spouse are limited partners.

(3) Represents securities held by ASD Partners, Ltd., a Texas limited partnership, of which the Charney Children's Trust is a limited partner. These securities are deemed held by members of the Reporting Person's immediate family.



    /s/ NORMAN CHARNEY                             November 10, 1999
--------------------------------------------       ------------------
    **Signature of Reporting Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.